Exhibit 99.1

news FOR IMMEDIATE RELEASE
May 10, 2011
PDC Energy Announces First Quarter 2011 Results; Quarterly Production Exceeds Guidance; Company Announces Results of Niobrara Horizontal Wells in Wattenberg
DENVER, CO, May 10, 2011: PDC Energy (“PDC” or the “Company”) (NASDAQ:PETD) today reported its first quarter 2011 operating and financial results.
First Quarter 2011 Highlights
•	The Company reported a net loss from continuing operations for the quarter ended March 31, 2011 of $22.5 million, or $0.96 per diluted share. Adjusted net loss attributable to shareholders, a non-GAAP financial measure defined below, for the first quarter 2011 was $2.7 million, or $0.12 per diluted share.
•	The Company’s second and third horizontal Niobrara wells in Wattenberg averaged a combined 1,004 Boe/d in early production tests.
•	First quarter 2011 production from continuing operations increased to 11.0 Bcfe, compared to first quarter guidance of 10.6 Bcfe. This production level is a 1.3 Bcfe improvement from fourth quarter 2010 production levels of 9.7 Bcfe, or a 13% quarterly increase.
•	The Company drilled a total of 40.9 net wells during the first quarter 2011, compared to 38.6 net wells drilled in the same 2010 period.
•	The Company’s available liquidity at March 31, 2011 was $317.2 million. The Company’s borrowing base was increased to $350 million from $321.2 million on May 6, 2011.
Richard W. McCullough, Chairman and Chief Executive Officer, stated, “We were extremely pleased with our production for the quarter which exceeded our previously released guidance. All of our drilling programs are on, or ahead of pace for the year. We also completed approximately 60 refrac/recompletion projects in our Wattenberg prospect during the quarter, well ahead of plan. We’re also particularly encouraged by our horizontal programs in the Marcellus and Niobrara areas and initial production results from our recent horizontal wells drilled in the northeast fringe of the core Wattenberg field. We expect production and cash flows to continue their strong growth trend throughout the year as we continue to execute our drilling plans.”
Financial Results
Natural gas, natural gas liquids (“NGLs”) and crude oil sales revenues for the first quarter 2011 increased 10.5% to $63.9 million, an increase of $6.1 million from $57.8 million for the same 2010 period. The average realized price of natural gas, NGLs and crude oil, including realized gains and losses on derivatives, was $6.16 per Mcfe in the first quarter 2011 compared to $8.86 per Mcfe in the first quarter 2010, a decrease of 30.5%. The first quarter 2011 average realized price of natural gas, NGLs and crude oil, including realized gains and losses on derivatives, decreased 7.2% compared to $6.64 per Mcfe for the fourth quarter 2010.
The average sales price for natural gas, NGLs and crude oil, excluding realized gains and losses on derivatives, for the first quarter 2011 was $5.82 per Mcfe, a decrease of 8.2% from $6.34 per Mcfe for the same quarter 2010. The average sales price for first quarter 2011 for natural gas, NGLs and crude oil, excluding realized gains and losses on derivatives, increased 1.4% compared to $5.74 per Mcfe for the fourth quarter 2010.
Adjusted cash flows from operations, a non-GAAP financial measure defined below, for the first quarter 2011 was $26.1 million compared to $49.3 million for the first quarter 2010 and $30.4 million in the fourth quarter 2010. Lower commodity prices, including realized gains on derivatives, during the current quarter contributed to the decrease compared to the first quarter 2010. Higher operating costs and costs associated with the pending settlement of a lawsuit, discussed below, also impacted adjusted cash flows during the quarter compared to the fourth quarter 2010.
Commodity price risk management resulted in a loss of $23.9 million for the first quarter 2011. The loss was comprised of a $3.8 million realized gain and a $27.7 million unrealized loss. The net loss was primarily a result of an increase in crude oil prices during the quarter. Commodity price risk management resulted in a gain of $43.2 million for the first quarter 2010, which was comprised of a $22.9 million realized gain and a $20.3 million unrealized gain.
Production costs increased 40.6% to $21.0 million, or $1.92 per Mcfe for the first quarter 2011, compared to $15.0 million, or $1.64 per Mcfe for the first quarter 2010. The increase, on an absolute basis, was primarily attributable to well workovers, which included an increase in tubing and casing repairs of $2.0 million, and environmental remediation charges of $1.4 million. Production taxes, which fluctuate with natural gas, NGL and crude oil revenues, increased $2.3 million to $4.7 million in the first quarter 2011 versus the same quarter 2010. The increase was primarily related to higher ad valorem rates in new and existing areas of production, and the increase in natural gas, NGL and crude oil sales during the quarter.
DD&A expense related to natural gas and crude oil properties for the first quarter 2011 increased 19.9% to $30.7 million, from $25.6 million in the first quarter 2010. The per Mcfe expense decreased to $2.79 per Mcfe from $2.96 per Mcfe, in the respective quarter 2010. The per Mcfe decrease was driven primarily by the positive reserve adjustments at year-end 2010, offset by an increase in production in the first quarter 2011 versus the first quarter 2010. Total DD&A expense for the first quarter 2011 was $32.4 million compared to $27.5 million for the first quarter 2010.
The Company’s exploration expense decreased from $6.4 million in the first quarter 2010 to $2.2 million in the first quarter 2011. The decrease was primarily due to $2.9 million of non-recurring costs recorded in the 2010 first quarter related to the fracturing and testing of several exploratory zones on a well drilled in the Piceance Basin, and $0.7 million of personnel charges as certain personnel were refocused from exploration expense to operations and administration expense.
General and administrative expenses increased to $13.9 million in the first quarter 2011, from $10.7 million in the same 2010 period. The increase was primarily due to an increase in payroll and payroll related expenses of $1.8 million, partially related to the personnel refocusing discussed above, as well as a $1.6 million charge to legal fees for the oral settlement agreement of the Company’s West Virginia royalty lawsuit.

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Interest expense increased $1.3 million to $9.1 million in the first quarter 2011, from $7.8 million in the same period of 2010, primarily related to an increase in debt issuance amortization expense of $0.8 million, as well as a higher average outstanding debt balance. The increase in the outstanding debt balance was primarily related to the Company’s November 2010 convertible debt issuance. Debt to book capitalization was 32.2% at March 31, 2011.
Drilling Activity
As of March 31, 2011, a total of 50 wells are in process and waiting to be completed and/or for pipeline connection.
Wells Drilled

	Three Months Ended March 31,
	2011		2010
	Gross	Net	Gross	Net
Rocky Mountain Region	49	34.9	43	37.9
Permian Basin	6	6.0	—	—
Appalachian Basin	—	—	1	0.7

Total Wells Drilled	55	40.9	44	38.6

Average Costs Related to Oil and Gas Operations (per Mcfe)

	Three Months Ended
	March 31,
	2011	2010
Lease operating expenses	$1.17	$0.97
Exploration expense (less impairment and amortization)	$0.15	$0.64
DD&A (oil and gas properties only)	$2.79	$2.96
The Company recently completed its second and third horizontal Niobrara wells. The second horizontal Niobrara well averaged 503 Boe/d for the first thirteen days of production, and the third horizontal Niobrara well averaged 501 Boe/d for its first eight days of production. Both wells were drilled on the northeast fringe of the core Wattenberg field, and both wells are very early in the cleanup of their frac loads and are flowing naturally up seven inch casing with no tubing or artificial lift. The second horizontal Niobrara well’s production has stabilized, and the third horizontal Niobrara well’s production continues to improve. Year to date, the Company has reached total depth on four horizontal Niobrara wells and is on pace to drill and complete eight to nine horizontal wells in the core Wattenberg, and four to five horizontal wells in its Krieger area which is located eight miles northeast of the core Wattenberg area.
PDC expects to provide additional details related to its drilling program at its analyst day scheduled for July 14th in Denver, Colorado.
Gas and Oil Sales and Production
Production for the quarter increased 20.4% versus the same period in 2010. The production increase was offset in part by a 30.5% decrease in average realized prices, including realized gains on derivatives, and a 40.6% increase in production costs in the first quarter 2011 versus the first quarter 2010. First quarter 2011 production was 11.0 Bcfe compared to 9.1 Bcfe for the first quarter 2010

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and 9.7 Bcfe in the fourth quarter 2010. The increase in production drove the 10.5% increase in natural gas, NGL and crude oil sales to $63.9 million from $57.8 million for the first quarter 2010.
The following table provides production by area of operation, as well as the weighted average sales price for the quarters ended March 31, 2011 and 2010, excluding realized derivative gains or losses:

	Three Months Ended March 31,
	2011	2010	Percent
Natural gas (MMcf)
Rocky Mountain Region(1)	6,787.5	5,873.2	15.6%
Permian Basin(2)	81.1	—	*
Appalachian Basin	866.9	630.5	37.5%
Other	11.8	9.7	21.6%

Total	7,747.3	6,513.4	18.9%

Weighted Average Sales Price	$3.08	$4.71	(34.6%)

Crude oil (MBbls)
Rocky Mountain Region	320.0	284.1	12.6%
Permian Basin(2)	50.1	—	*
Appalachian Basin	1.1	0.7	57.1%
Other	0.1	—	*

Total	371.3	284.8	30.4%

Weighted Average Sales Price	$87.56	$73.57	19.0%

NGLs (MBbls)
Rocky Mountain Region	147.5	148.0	(0.3%)
Permian Basin(2)	18.1	—	*
Other	1.3	1.1	18.2%

Total	166.9	149.1	11.9%

Weighted Average Sales Price	$44.99	$41.80	7.6%

Natural gas equivalent (MMcfe)
Rocky Mountain Region	9,592.0	8,465.5	13.3%
Permian Basin(2)	490.7	—	*
Appalachian Basin	873.7	634.8	37.6%
Other	20.2	16.1	25.5%

Total	10,976.6	9,116.4	20.4%

Weighted Average Sales Price	$5.82	$6.34	(8.2%)

*	Percentage change is not meaningful or equal to or greater than 300%.

(1)	Approximately 27.7% of the 15.6%, or 253 MMcf, increase in the Company’s natural gas production was the result of a settlement with a gas purchaser recorded during the three months ended 2011 related to prior years’ volume imbalances.

(2)	PDC’s Permian Basin properties were acquired in July and November 2010.
Gas and Oil Derivative Activities
The Company uses various derivative instruments to manage fluctuations in natural gas and crude oil prices. PDC has in place a series of collars, fixed price swaps and basis swaps on a portion of its natural gas and crude oil production. If the applicable index rises above the ceiling price or swap, the Company pays the counterparty; however, if the index drops below the floor or swap, the counterparty pays the Company. The majority of PDC’s hedging counterparties are lenders to the Company’s revolving credit facility. A complete listing of the Company’s derivative positions as of March 31, 2011 is included in the Company’s Form 10-Q, filed with the SEC on May 10, 2011.

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Non-GAAP Financial Measures
This release refers to “adjusted cash flows from operations” and “adjusted net income (loss) attributable to shareholders” both of which are non-GAAP financial measures. Adjusted cash flows from operations is the cash flow earned or incurred from operating activities without regard to the collection or payment of associated receivables or payables. Adjusted net income (loss) attributable to shareholders is net income (loss) attributable to shareholders excluding the after tax impact of unrealized gains or losses from the change in the mark-to-market value of the Company’s derivatives during the period. The Company believes it is important to consider adjusted cash flows from operations and adjusted net income (loss) attributable to shareholders separately, as the Company believes it can often be a better way to discuss changes in operating trends in its business caused by changes in production, prices, operating costs, and related operational factors, without regard to fluctuations in future commodity prices and without regard to whether the earned or incurred item was collected or paid during that year. The Company also uses these measures because the collection of its receivables or payment of its obligations and the change in fair market value of derivatives has not been a significant issue for the Company’s business, but merely a timing issue from one period to the next, with fluctuations generally caused by considerable changes in commodity prices. Adjusted cash flows from operations and adjusted net income (loss) attributable to shareholders are not measures of financial performance under GAAP and should be considered in addition to, not as a substitute for, cash flows from operations, investing, or financing activities, nor as a liquidity measure or indicator of cash flows reported in accordance with GAAP.
The following tables provide the calculation of adjusted cash flows from operations and adjusted net income (loss) attributable to shareholders, non-GAAP measures, for the three months ended March 31, 2011 and 2010 (in thousands, except per share data):
Adjusted Cash Flows from Operations

	Three Months Ended
	March 31,
	2011	2010
Adjusted cash flows from operations:
Net cash provided by operating activities	$15,476	$51,345
Changes in assets and liabilities	10,623	(2,016)

Adjusted cash flows from operations	$26,099	$49,329

Adjusted Net Income (Loss) Attributable to Shareholders

	Three Months Ended
	March 31,
	2011	2010
Adjusted net income (loss) attributable to shareholders:
Net income (loss) attributable to shareholders	$(19,924)	$23,724
Unrealized (gain) loss on derivatives, net	27,745	(20,490)
Tax effect of above adjustments	(10,540)	7,862

Adjusted net income (loss) attributable to shareholders	$(2,719)	$11,096

Weighted average diluted shares outstanding	23,428	19,287

Adjusted diluted earnings (loss) per share	$(0.12)	$.58

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PETROLEUM DEVELOPMENT CORPORATION
(dba PDC Energy)
Condensed Consolidated Statements of Operations
(unaudited; in thousands, except per share data)

	Three Months Ended
	March 31,
	2011	2010
Revenues:
Natural gas, NGL and crude oil sales	$63,879	$57,827
Sales from natural gas marketing	15,202	22,687
Commodity price risk management gain (loss), net	(23,882)	43,222
Well operations, pipeline income and other	1,876	2,589

Total revenues	57,075	126,325

Costs, expenses and other:
Production costs	21,039	14,961
Cost of natural gas marketing	14,993	22,323
Exploration expense	2,151	6,418
General and administrative expense	13,873	10,694
Depreciation, depletion and amortization	32,357	27,458

Total costs, expenses and other	84,413	81,854

Income (loss) from operations	(27,338)	44,471
Interest income	9	5
Interest expense	(9,062)	(7,800)

Income (loss) from continuing operations before income taxes	(36,391)	36,676
Provision (benefit) for income taxes	(13,847)	13,804

Income (loss) from continuing operations	(22,544)	22,872
Income from discontinued operations, net of tax	2,620	797

Net income (loss)	(19,924)	23,669
Less: net loss attributable to noncontrolling interests	—	(55)

Net income (loss) attributable to shareholders	$(19,924)	$23,724

Amounts attributable to Petroleum Development Corporation shareholders:
Income (loss) from continuing operations	$(22,544)	$22,927
Income from discontinued operations, net of tax	2,620	797

Net income (loss) attributable to shareholders	$(19,924)	$23,724

Earnings (loss) per share attributable to shareholders:
Basic
Income (loss) from continuing operations	$(0.96)	$1.19
Income from discontinued operations	0.11	0.04

Net income (loss) attributable to shareholders	$(0.85)	$1.23

Diluted
Income (loss) from continuing operations	$(0.96)	$1.19
Income from discontinued operations	0.11	0.04

Net income (loss) attributable to shareholders	$(0.85)	$1.23

Weighted average common shares outstanding:
Basic	23,428	19,191

Diluted	23,428	19,287

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First Quarter 2011 Teleconference and Webcast
The Company will host a conference call with investors to discuss first quarter 2011 results. The Company invites you to join Richard W. McCullough, Chairman and Chief Executive Officer, Gysle R. Shellum, Chief Financial Officer, and Barton R. Brookman, Senior Vice President — Exploration and Production, for a conference call on Wednesday, May 11, 2011, for a discussion of its results. The related slide presentation will be available on PDC’s website at www.petd.com.

Event:	Wednesday, May 11, 2011, 1:00pm EDT
Webcast:	www.petd.com
Domestic:	877-312-5520
International:	253-237-1142
Conference ID:	62078847

Replay Numbers:
Domestic:	800-642-1687
International:	706-645-9291
Conference ID:	62078847
About PDC Energy
PDC Energy is an independent energy company engaged in the development, production and marketing of natural gas and crude oil. Its operations are focused in the Rocky Mountains with additional operations in the Appalachian and Permian Basins. PDC is included in the S&P SmallCap 600 Index and the Russell 3000 Index of Companies.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding PDC’s business, financial condition and results of operations. These statements and all other statements other than statements of historical facts included in and incorporated by reference into this press release are “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as expects, anticipates, intends, plans, believes, seeks, estimates, projects and similar expressions or variations of such words are intended to identify forward-looking statements herein, which include statements regarding the Company’s future financial and operating results, estimated natural gas and oil production and reserves, expected production growth trend throughout the year for the Company’s horizontal programs in the Marcellus and Niobrara areas, operating, development and exploration plans, including the number of wells the Company plans to drill in 2011, the timing and closing, if consummated, of the mergers of the three 2005 partnerships, anticipated liquidity and capital expenditures, availability of capital and management’s strategies, plans and objectives. However, these are not the exclusive means of identifying forward-looking statements herein. Although forward-looking statements contained in this release reflect the Company’s good faith judgment, such statements can only be based on facts and factors currently known to PDC. Consequently, forward-looking statements are inherently subject to risks and uncertainties, including known and unknown risks and uncertainties incidental to the exploration for, and the acquisition, development, production and marketing of natural gas and oil, and actual outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Important risk factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to:

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•	changes in production volumes and worldwide demand;

•	volatility of commodity prices for natural gas and oil;

•	changes in estimates of proved reserves;

•	inaccuracy in reserve estimates and expected production rates;

•	declines in the values of PDC’s natural gas and oil properties resulting in impairments;

•	the future cash flow, liquidity and financial position of the Company;

•	the timing and extent of the Company’s success in discovering, acquiring, developing and producing natural gas and oil reserves;

•	PDC’s ability to acquire leases, drilling rigs, supplies, services and personnel at reasonable prices;

•	reductions in the borrowing base under the Company’s credit facility;

•	risks incident to the drilling and operation of natural gas and oil wells;

•	future production and development costs;

•	the availability of sufficient pipeline and other transportation facilities to carry PDC’s production and the impact of these facilities on price;

•	the effect of existing and future laws, governmental regulations and the political and economic climate of the United States of America;

•	changes in environmental laws and the regulations and enforcement related to those laws;

•	the impact of weather and the occurrence of disasters such as fires, floods and other events and natural disasters and governmental responses to such events;

•	competition in the oil and gas industry;

•	the success of prospect development and property acquisition by the Company;

•	the success of the Company in marketing oil and gas;

•	the effect of natural gas and oil derivative activities and plans;

•	conditions in the capital markets;

•	losses possible from pending or future litigation; and

•	the success of strategic plans, expectations and objectives for future operations of the Company.
Further, PDC urges you to carefully review and consider the cautionary statements made in this press release, the Item 1-A Risk Factors in the 2010 annual report on Form 10-K for the year ended December 31, 2010, filed with the Securities and Exchange Commission (“SEC”) on February 24, 2011, as amended on April 21, 2011, and other subsequent filings with the SEC for further information on risks and uncertainties that could affect the Company’s business, financial condition and results of operations, which are incorporated by this reference as though fully set forth herein. The Company cautions you not to place undue reliance on forward-looking statements, which speak only as of the date made. Other than as required under the securities laws, PDC undertakes no obligation to update any forward-looking statements in order to reflect any event or circumstance occurring after the date of this release or currently unknown facts or conditions or the occurrence of unanticipated events. All forward looking statements are qualified in their entirety by this cautionary statement.

Contact:	Marti J. Dowling
Manager Investor Relations
303-831-3926
ir@petd.com
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